EXHIBIT 10.38

DATED 7 May 2004

(1) FUJITSU MICROELECTRONICS EUROPE GmbH

(Company Registration No.FC 021658)

and

(2) SYNPLICITY EUROPE LIMITED

(Company Registration No. 03601855)

COUNTERPART/SUB-LEASE

of Offices on the Ground Floor of and forming part of Premises known as

Network House Norreys Drive Maidenhead Berkshire

Stuchbery Stone

1 Park Street,

Maidenhead

Berkshire SL6 1SL

THIS DEED of UNDERLEASE dated the 7 May 2004

is made between the following parties:

FUJITSU MICROELECTRONICS EUROPE GmbH (an overseas company incorporated with limited liability in Germany which has registered at Companies House the establishment of a branch in Great Britain under the Company Registration No. FC 021658, and Branch Registration No.BR004839) whose registered office and address for service in the United Kingdom is at Network House Norreys Drive Maidenhead Berkshire SL6 4FJ (“the Landlord”) which expression where the context requires or admits includes any Superior Landlord as hereinafter defined) and SYNPLICITY EUROPE LIMITED (Company No. 03601855) having its registered office at Atrium Court The Ring Bracknell Berkshire RG12 1BW (“the Tenant”)

1. DEFINITIONS

In this Underlease where the context allows:

1954 Act	means the Landlord and Tenant Act 1954
1995 Act	means the Landlord and Tenant (Covenants) Act 1995
Annual Rent	means the yearly rent payable from time to time by virtue of Clause 2.3.1
Building	means the entire property comprised in and demised by the Superior Lease
Common Parts	means all those parts of the Building that are provided by the Landlord from time to time for common use and enjoyment by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them including for example entrances entrance halls lavatory facilities corridors lobbies staircases ways forecourts and car parks and landscaped areas serving the Building
Conduits	means all cisterns tanks water and supply pipes (including gas and oil pipes) gutters sewers drains soil pipes waste pipes watercourses culverts soakaways ducts conduits flues tubes and other conducting media and also wires cables and optic fibres used for the transmission of electric current television radio telephonic telegraphic and other telecommunications and electronic signals and all fixings louvres cowls covers meters and other ancillary equipment or structures
Connected Party	has the meaning given by Clause 5.9.2
Due Proportion	means the proportion which the area of the Premises bears to the area of the other usable and lettable space in the Building and which in the absence of agreement between the parties is to be determined by the Landlord’s Surveyor acting reasonably
Group Company	means another company which is a member of the same group within the meaning of section 42 of the 1954 Act and “member of a Group” has the meaning given by that section

Insured Risks	means fire storm flood earthquake lightning explosion
impact of aircraft (or other aerial device) articles dropped from them riot civil commotion malicious damage bursting and overflowing of water tanks and apparatus and pipes terrorism subsidence heave and any additional risks which the Landlord reasonably decides
Interest	except where otherwise expressly stated means interest at the rate of 4% per annum above the base rate for the time being of National Westminster Bank Plc (or the base rate for the time being of such other London Clearing Bank as the Landlord designates for the purpose) or if there is no such base rate then such other comparable rate of interest as the Landlord from time to time specifies in writing
Landlords Surveyor	means any professionally qualified person or firm appointed by the Landlord to perform any of the functions referred to in this Underlease.
means and includes all rates taxes assessments impositions duties levies charges and other outgoings of any type including all those payable by the Landlord as lessee under Clause 3.2 of the Superior Lease (or as appropriate a Due Proportion thereof) (but excluding any tax imposed on the Landlord in respect of the receipt of Rent or other payment made by the Tenant under this Underlease or on any disposition or dealing with or the ownership of the reversion of this Underlease).
Parking Area	Means the twelve car parking spaces within the Building shown for identification on Plan 1491-605 as attached to the Superior Lease as designated from time to time by the Landlord
Permitted Parts	has the meaning ascribed to it in the Superior Lease
Plan	Refers to any plan attached hereto and numbered in accordance with the relevant text
Planning Acts	means the Planning Acts as defined in section 336 of the Town and Country Planning Act 1990 all statutes containing provisions relating to town and country planning from time to time in force and all other statutes statutory instruments regulations rules and orders and directions included by virtue of Clause 5.7.11
Premises	means the premises known as part of the Ground Floor of Network House Norreys Drive Maidenhead Berkshire for the purpose of identification only edged red on Plan 1 (being approximately 2,300 square feet) which is a Permitted Part under the Superior Lease and which includes all items set out or referred to in Part I of Schedule I together with all landlord’s fixtures and fittings (which for the purpose of this Underlease includes the carpets) and all additions and improvements and all Conduits exclusively serving the Premises
Rent	means any of the rents reserved by Clause 2.3
Rent Payment Day	Means respectively 25th March 24th June 29th September and 25th December in each year

Rent Review	Means the Rent Review due on the 17th March 2007 under the terms of the Superior Lease
Rent Review Memorandum	Means the Rent Review Memorandum in respect of the Rent Review
Retained Parts	Means the parts of the Building that are not let or constructed or adapted for letting including such parts of the structure wall foundations and roofs of the Building not included in the Premises or demised by leases or other premises in the Building and including the Common Parts
Services	Means
	1.	the inspection maintenance repair and decoration of the Retained Parts in compliance with the terms of the Superior Lease
	2.	the provision of central heating and air conditioning to the Premises to such temperatures as appropriate in accordance with principles of good estate management
	3.	supplying hot and cold water to the lavatory facilities in the Common Parts and providing towels, soap, paper and other appropriate supplies
	4.	collecting compacting and disposing of refuse from the Building
	5.	cleaning the Retained Parts and the exterior of all windows and window frames on the walls of the Building
	6.	keeping all garden and landscaped areas of the Retained Parts properly tended
Superior Landlord	means John Grahame Whateley, Diana Leslie Whateley and Barnett and Waddingham Trustees Limited being the Trustees of Castlemore Securities Limited Directors Pension Scheme
Superior Lease	means a Lease dated the 20th. March 1997 and made between (1) Commercial Union Properties (U.K.) Limited and (2) Fujitsu Microelectronics Limited being of the whole of the Building for a term of years from and including the 17th. March 1997 and expiring on the 16th. March 2022 (subject as therein set out) under which the Landlord now holds the Premises with other property and which expression includes (where the context requires and admits) any lease superior to this Underlease from time to time
Supplemental Agreement	has the meaning given by Clause 5.9
Value Added Tax or “VAT”	Means value added tax being the tax as constituted by the Value Added Tax Act 1994 as amended or any other similar tax imposed in addition to or in substitution (and unless otherwise expressly stated all references to Rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon)

2. GRANT

2.1 Demise

The Landlord lets the Premises to the Tenant

2.1.1 together with so far as the Landlord is able to grant the same and in conjunction with all others (including the Landlord) entitled to the same rights the rights set out in Part 2 of Schedule 1

2.1.2 excepting and reserving as set out in Part 1 of Schedule 2

2.1.3 subject to the matters referred to in Part 2 of Schedule 2

2.2 Term

For a term (“the Term”) from and including 3 September 2003 (“the Commencement Date”) expiring on 17 March 2007 (“the Termination Date”)

2.3 Rent

At the following rents which are payable to the Landlord during the Term without any deductions or set off of any kind

2.3.1 a) FIRSTLY by equal quarterly installments in advance on the Rent Payment Days the rent of £46,000 per annum the first payment being a proportionate sum in respect of the period from and including 3 March 2004 to the next following Rent Payment Day to be made on 3 March 2004 (b) FROM the 17th March 2007 such amount as represents the increase in the rent per square foot payable by the Landlord after the Rent Review as evidenced by the Rent Review Memorandum multiplied by 2,300 for example if the rent per square foot before the Rent Review was £1.00 and after the Rent Review was £2.00 the Rent payable by the Tenant from the date of the Rent Review Memorandum would increase by £2,300 per annum

2.3.2 SECONDLY a sum equivalent to the gross premium (or as appropriate a Due Proportion thereof) payable for the insurance effected on the Premises in accordance with Clause 4.2 such sum to be payable to the Landlord on demand

2.3.3 THIRDLY any sums payable to the Landlord under Clause 3.10 and any other sums which are expressed in this Underlease to be recoverable as rent

2.3.4 FOURTHLY VAT which is payable on any supply (including any rent) made by the Landlord in accordance with Clause 3.30

2.3.5 FIFTHLY a Due Proportion of all costs and expenses (including professional fees and a reasonable management incurred or paid by the Landlord at any time during the Term or within (3) months thereafter in compliance with its covenants and obligations contained in the Superior Lease (other than payment of the Rent FIRST thereby reserved) and including for the maintenance, repair and decoration of the Building with any reasonable reserve for items of a capital or non-recurring nature (even if the same may not be expended during the Term) and in providing the Services including a Due Proportion of the cost of employing a receptionist and other staff for the benefit of the Building and of all security arrangements including alarm systems and any security personnel or contracts with any security company

PROVIDED ALWAYS that the aggregate of the sums due under clauses 2.3.2 and 2.3.5 shall not exceed a maximum of £13,800 exclusive of V.A.T. in any one year

2.4 Interest

2.4.1 If any rent or any other sum due under this Underlease is unpaid for more than fourteen (14) days (whether formally demanded or not) the Tenant must pay Interest calculated on a daily basis on the amount unpaid from the date on which it was due until the date on which payment is made and to be payable to the Landlord on demand and recoverable as rent in arrears

2.4.2 If the Landlord declines to accept any Rent or any other sum so as not to waive any existing breach or alleged breach of covenant where a breach is subsequently shown to exist the Tenant must pay Interest calculated on a daily basis on the amount refused or unpaid from and including the date on which it was due to the date when payment is accepted by the Landlord and to be payable on demand and recoverable as rent in arrears

3. TENANT’S COVENANTS

The Tenant covenants with the Landlord:

3.1 To Pay Rent

To pay the Rent and Interest at the times and in the manner stated without any deduction or set off legal or equitable

3.2 To Pay Outgoings

3.2.1 To pay and discharge or indemnify the Landlord against all rates (including water rates) taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description) which are now or may at any time during the Term be assessed charged or imposed upon the Premises or the owner or occupier and whether of an existing or novel nature except tax (other than VAT) payable by the Landlord on the rent or occasioned by any disposition or dealing with the ownership of the reversion to this Underlease

3.2.2 To pay all charges incurred relating to water gas electric current power and telecommunications and other services supplied to the Premises (including all standing charges and meter rents)

3.3 To Repair

At all times during the Term (whether or not the Landlord has served Notice requiring the Tenant so to do) to keep the Premises in good and substantial repair and condition and where necessary to rebuild reconstruct or replace the Premises (except where damage results from any of the risks against which the Landlord has insured or ought to have insured under Clause 4.2 unless payment of any of the insurance moneys is refused by reason of any act neglect or default of the Tenant)

3.4 To Redecorate

Without prejudice to Clause 3.3 at all times during the Term to keep the Premises in good decorative condition and

3.4.1 whenever necessary and in the last year of the Term howsoever determined in a proper and workmanlike manner to prepare and then paint all the inside parts of the Premises where previously or usually painted with two coats at least of good quality paint and at the same time and in like manner to wash varnish paper and otherwise decorate restore or treat the parts previously or usually so decorated or treated

3.4.2 The tints and patterns of all internal works of decoration effected in the last year of the Term howsoever determined are to be approved by the Landlord

3.5 Fixtures Fittings and Maintenance

Without prejudice to Clause 3.3

3.5.1 to maintain the Landlord’s fixtures and fittings in the Premises in good and serviceable condition and replace any which become worn out lost out of date or unfit for use by substituting others of a like or more modern nature

3.5.2 to clean the interior of the windows of the Premises regularly and at least once a month taking all necessary precautions to avoid damage to the window frames and making good promptly any such damage

3.6 To Yield Up

At the end of the Term:

3.6.1 unless the Landlord otherwise requires to remove all trade or tenants fixtures and fittings and to make good any damage caused to the Premises by their removal to the satisfaction of the Landlord

3.6.2 unless the Landlord otherwise requires to remove all alterations made to the Premises during the Term (whether or not they have been authorised by the Landlord) and to reinstate the Premises making good any damage caused to the Premises by their removal to the satisfaction of the Landlord

3.6.3 quietly to yield up the Premises and all fixtures and fittings (except trade or tenants fixtures and fittings properly removed by the tenant) in a state and condition which is consistent with full performance by the Tenant of its obligations under this Underlease

3.7 Tenant’s Possessions

If following the end of the Term any of the Tenant’s possessions remain on the Premises and the Tenant fails to remove them within four (4) days after being requested in writing by the Landlord to do so or if after using all reasonable endeavours the Landlord is unable to make such a request to the Tenant within ten (10) days from the first attempt

3.7.1. the Landlord may as the agent of the Tenant sell the possessions and the Tenant indemnifies the Landlord against any liability incurred by it to any third party whose possessions have been sold by the Landlord in the mistaken belief (which will be presumed) that the possessions belonged to the Tenant

3.7.2 if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord is entitled to retain any net proceeds of sale unless the Tenant claims them within Fifty (50) days of the end of the Term and

3.7.3 the Tenant will be responsible for and will indemnify the Landlord against any damage caused to the Premises by the possessions and any losses suffered by the Landlord directly or indirectly as a result of the presence of the possessions on the Premises after the end of the term

3.8 To repair on notice

3.8.1 To permit the Landlord at all reasonable times on reasonable prior notice (except in emergency) to enter and inspect the Premises to take a schedule of fixtures and fittings and generally to monitor the performance by the Tenant of its obligations under this Underlease

3.8.2 If the Landlord or its agents or surveyors gives to the Tenant (or leaves on the Premises) notice of any cleaning cultivating repairs maintenance or decoration which the Tenant has failed to carry out or of any other failure by the Tenant to comply with its obligations under this Underlease to repair clean and decorate the Premises and/or remedy such failure in accordance with the Notice within a period of two months from the date of the notice (or in a shorter period if the circumstances so require)

3.8.3 If the Tenant does not commence and proceed diligently within that period to comply with the notice to permit the Landlord to enter the Premises and do so at the expense of the Tenant and to pay to the Landlord on demand the expense incurred (including all legal costs surveyor’s and other fees) which (if not repaid) are recoverable by the Landlord as rent in arrears

3.9 To permit entry for repair

To permit the Landlord and the tenants and occupiers of any adjoining or neighbouring premises with or without workmen together with any necessary materials tools or other equipment at reasonable hours to enter the Premises for any of the purposes set out in Clause 3.9.1 subject to the conditions set out in Clause 3.9.2

3.9.1 The right of entry is for the purpose of:

(a) inspecting cleansing decorating building repairing or altering any adjoining or neighbouring premises or constructing any building or structure on any adjoining or neighbouring premises

(b) inspecting laying connecting cleansing emptying repairing renewing or altering the Conduits belonging to or serving any adjoining or neighbouring premises

3.9.2 The person entering is to give reasonable notice (except in emergency) do so in a reasonable manner do as little damage as practicable and is to make good all damage caused to the Premises with all reasonable speed

3.10 To pay costs

3 To pay to the Landlord on demand on an indemnity basis all costs charges fees and other expenses properly incurred or payable by the Landlord in contemplation of in connection with or arising out of:

(a) the preparation and service on the Tenant or any notice (whether statutory or otherwise) and including the preparation of any schedule to accompany such notice in relation to any breach of any covenant by the Tenant (and without prejudice to the generality of the foregoing any notice and schedule relating to the state and condition of the Premises served at or after the end of the Term)

(b) any proceedings relating to the Premises under Section 146 or 147 of the Law of Property Act 1925 (even if forfeiture is avoided otherwise than by relief granted by the Court)

(c) the recovery of rent or other sums due from the Tenant or from any guarantor or former tenant

(d) any application to the Landlord for any consent or approval required under this Underlease whether or not this is granted or acted upon or any application is withdrawn

(e) valuations of the Premises for insurance purposes but not more often than once a year

(f) any breach of the Tenant’s obligations in this Underlease or any other matter or thing required to be done or arising out of the Tenant’s covenants

3.10.2 The fees referred to in Clause 3.10.1 include proper legal costs and surveyor’s and other professional fees and where the Landlord does not employ a managing agent a reasonable fee in relation to any of the above matters for any work done by the Landlord itself by any Group Company of the Landlord or by its or their employees

3.11 User

3.11.1 Not at any time to:

(a) use the Premises for any illegal or immoral purpose or for any purpose which may infringe any statute for the time being in force

(b) use the Premises as sleeping accommodation or for residential purposes nor to keep any animal reptile or bird on the Premises

(c) do or carry on at the Premises any offensive noisy or dangerous act trade business manufacture occupation or thing

(d) use the Premises for the business of a turf commission agent or betting office or as a restaurant snack bar cafe or eating place or a club or for any sale by auction

3.11.2 To use the Premises only as offices with ancillary storage and car parking or for such other use which :

(a) is within Class B1 of the Town and Country Planning (Use Classes) Order 1987 at the date of this Underlease and

(b) is not otherwise prohibited by this Clause 3.11 and

(c) is approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed)

3.11.3 Not to:

(a) use any flashing or pulsing lights outside the Premises or so as to be visible from the outside

(b) use any loudspeaker television set radio sound equipment or other devices so as to be heard outside the Premises

(c) install or use in the Premises any machinery or apparatus causing noise or vibration which can be heard or felt outside the Premises or which may cause damage

(d) keep any materials of a dangerous combustible or explosive nature in the Premises

(e) store place deposit keep hang or exhibit any articles or goods outside the building on the Premises or the entrance doors or on any open part of the Premises

3.11.4 To ensure that at all times both the Landlord and the local police have written details of the name address and home telephone number of at least two key-holders to the Premises or in substitution the Tenant’s security company

3.11.5 The Tenant acknowledges that nothing in this Underlease nor any approval or consent given by the Landlord now or at any time during the Term shall imply represent or warrant that the Premises may be lawfully used for any particular use under the Planning Acts or any other statute

3.12 Alterations

3.12.1 Not to

(a) unite the Premises with any adjoining premises

(b) make any external alterations to the Premises

(c) cut maim sever pierce or alter the structure of the Premises or the Building or any part of them

(d) erect or build any additional building or structure upon the Premises or the Building

(e) install any additional plant or machinery (including without limitation any air handling equipment or condenser units) on any part of the exterior of the Premises or the Building

3.12.2 Not to:

(a) make any internal additions or alterations of a non-structural nature to the Premises

(b) make any alterations or additions to the fixtures and fittings plant and machinery or the Conduits forming part of and exclusively serving the Premises without the written consent of the Landlord (such consent subject to Clause 3.12.5 not to be unreasonably withheld or delayed) nor except in accordance with plans and specifications previously submitted to and approved by the Landlord and subject always to the provisions of Clause 3.12.4

3.12.4 Where any consent is given under this Clause 3.12 the Tenant before commencing any works must covenant with the Landlord to reinstate the Premises in such terms as the Landlord may require

3.12.5 Notwithstanding Clause 3.12.2 the Tenant may without any consent from the Landlord erect of alter or remove any internal demountable partitioning which does not in any way affect the structure of the Premises or adversely affect the air handling systems in the Premises and which shall be treated as a tenant’s fixture subject to the Tenant:

(a) giving to the Landlord not less than thirty-five (35) days notice in writing of its intention to carry out any such works together with plans and specifications

(b) carrying out such works in a good and workmanlike manner and in accordance with any necessary permission consent or approval required under statute

(c) reinstating the Premises to their former state and condition on or before the end of the Term unless the Landlord by notice in writing requests the Tenant to do otherwise

3.12.6 In all cases where the Construction (Design and Management) Regulations 1994 apply to any works carried out to the Premises (whether or not the Landlord’s consent is required for them under this Clause 3.12) to provide the Landlord with a copy of the completed health and safety file upon completion of those works

3.12.7 To inform the Landlord of the cost of any alterations or additions carried out by the Tenant (except any which are trade or tenant’s fixtures or fittings) as soon as practicable and so that the Landlord will not be liable for any failure to effect any necessary increase in the amount for which the Premises are insured unless the Tenant has provided that information

3.13 Aerials and Signs

3.13.1 Not to exhibit any sign fascia notice or advertisement on the outside of the Premises or the Building or so as to be visible outside the Premises other than a sign showing the Tenant’s trading name in the position approved by the Landlord subject to that sign being of a size design layout and materials approved by the Landlord such approvals not to be unreasonably withheld or delayed

3.13.2 To comply with the Town and Country Planning (Control of Advertisement) Regulations 1992 or any regulations amending or replacing them

3.13.3 Not to erect any pole mast aerial or dish on the outside of the Premises or the Building except in such position on the roof as the Landlord reasonably specifies nor without the Landlord’s consent such consent not to be unreasonably withheld

3.13.4 At the end of the Term to remove any sign pole mast aerial or dish and make good any damage caused to the satisfaction of the Landlord

3.14 To comply with the Planning Acts

3.14.1 To comply with the Planning Acts and any planning permissions relating to or affecting the Premises and to indemnify and keep the Landlord indemnified against all actions proceedings claims demands losses costs expenses damages and liability whatsoever in consequence of any non-compliance

3.14.2 Not to make any application for planning permission relating to the Premises without the prior written consent of the Landlord (which will not be unreasonably withheld where that application relates to any alteration addition or change of use to which the Landlord has given its consent under the terms of this Underlease)

3.14.3 Not to enter into any Planning Agreement affecting the Premises without the Landlord’s consent which may be withheld at its absolute discretion

3.14.4 Subject to Clauses 3.14.2 and 3.14.3 at the expense of the Tenant to obtain and if appropriate to renew all planning permissions and any other consents and to serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance or any use on the Premises which may constitute Development

3.14.5 To pay and satisfy any charge or levy imposed under the Planning Acts relating to any Development by the Tenant or any occupier of the Premises

3.14.6 Not to implement any planning permission before it has been produced to and approved in writing by the Landlord (such approval not to be unreasonably withheld) Provided that the Landlord may refuse to approve such planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would in the reasonable opinion of the Landlord be or be likely to be prejudicial to the Landlord’s interest in the Premises or in any adjoining or neighbouring premises whether during or following the end of the Term

3.14.7 Unless the Landlord otherwise directs in writing to carry out and complete before the end of the term:

(a) any works required to be carried out to the Premises under any Planning Agreement or under any condition subject to which a planning permission is granted where that planning permission is implemented by the Tenant or any occupier of the Premises (whether or not the date by which those works are to be carried out is within the Term) and

(b) any Development begun upon the Premises where the Landlord is or may become liable for any charge of levy under the Planning Acts

3.14.8 To produce to the Landlord on demand all plans documents and other evidence which the Landlord may reasonably require in order to satisfy itself that the provisions of this clause have been complied with

3.14.9 In any case where a planning permission is granted subject to conditions (whether in the planning permission or a Planning Agreement) and if the Landlord so requires acting reasonably to provide security for the compliance with those conditions and not to implement the planning permission until security has been provided to the reasonable satisfaction of the Landlord

3.14.10 For the purposes of Clause 3.14:

(a) “Development” has the meaning given in the Planning Acts

(b)”Planning Agreement” means an agreement or undertaking entered into with a planning or other authority under Section 106 of the Town and Country Planning Act 1990 or under any other statute as a pre-condition of obtaining a planning permission or in accordance with a condition contained in a planning permission

3.15 To comply with statutes

Without prejudice to Clause 3.12:

3.15.1 to execute and do all such acts matters works or things relating to the Premises or the Tenant’s use of occupation of the Premises as may during the Term be required in order to comply with any statute or the requirements of any government department local or other authority or court of competent jurisdiction (including but without limitation the Planning Acts the Factories Act 1961 the Offices Shops and Railways Premises Act 1963 the Fire Precautions Act 1971 the Health and Safety at Work etc. Act 1974 the Control of Pollution Act 1974 the Environmental Protection Act 1990 and the Environment Act 1995) whether or not the requirements are imposed on the lessor the lessee or the occupier of the Premises

3.15.2 in default of compliance to permit the Landlord to enter the Premises and comply with such requirements

3.15.3 to indemnify the Landlord from and against all loss damage proceedings costs charges and expenses in consequence of any such requirements or of any non-compliance by the Tenant

3.15.4 within seven days of receipt by the Tenant of any notice or order or proposal for a notice or an order issued to the Tenant or served on the Premises by any government department local or other authority or court of competent jurisdiction under any statute to give full particulars to the Landlord and without delay to take all reasonable or necessary steps to comply with any notice or order and also at the request of the Landlord and the cost of the Tenant to make or join with the Landlord in making any objection or representation against any Notice order or proposal which the Landlord deems expedient

3.16 Encroachments

3.16.1 Not to stop up darken obstruct injure or impair any windows lights or easements belonging to the premises or to any buildings on any part of the Premises

3.16.2 Not to permit any new window light opening doorway path passage drain or other encroachment or easement to be made or acquired against or upon the Premises and if any window light opening doorway path passage drain or other encroachment or easement is made or attempted to be made to give immediate notice to the Landlord and at the request of the Landlord to adopt such means as may be reasonably required for preventing such encroachment or the acquisition of such easement

3.17 Occupation and possession

3.17.1 Except as permitted by Clauses 3.18 3.19 and 3.20 :

(a) not to hold the Premises on trust for another (except where the Tenant comprises four individuals carrying on business in partnership with others at the Premises and holds the Premises on trust for the remaining partners)

(b) not to part with or share the possession or occupation of the whole or any part of the Premises

(c) not to permit another to occupy the whole or any part of the Premises

3.17.2 Not to assign or charge or underlet part only of the Premises

3.17.3 Notwithstanding Clause 3.17.1 where the Tenant is a company it may share the occupation of the Premises with another Group Company for so long as the following conditions are satisfied:

(a) the Group Company and the Tenant remain members of the same Group

(b) the Group Company occupies the Premises as licensee only and no relationship of landlord and tenant subsists between the Tenant and the Group Company

(c) the Tenant notifies the Landlord in writing of the identity of any Group Company occupying the Premises and any change in occupation

3.18 Assignment

3.18.1 The Tenant may not assign the Premises:

(a) to a Non-Qualifying Assignee as defined in Clause 3.18.2

(b) (where the Tenant is a company) to another Group Company other than to the ultimate parent company of the Group of which the Tenant is a member

(c) (where the assignee comprises individuals carrying on business in partnership) unless the assignment is to four partners in that partnership (or to all the partners if there are less than four partners)

(d) if any Prohibited Circumstances referred to in Clause 3.18.3 apply

(e) without complying with Clause 3.18.4

3.18.2 A Non-Qualifying Assignee is an assignee which falls into any of the following categories:

(a) a company incorporated outside the United Kingdom which is not registered at Companies House in accordance with Schedule 21A or Section 691 of the Companies Act 1985

(b) an assignee with sovereign diplomatic or consular immunity or privilege (except where that immunity or privilege could not be claimed in relation to the obligations of the Tenant under the Underlease)

(and if an assignee comprises more than one party it is the case that all those parties fall into one or more of those categories)

3.18.3 Prohibited Circumstances are any of the following which apply:

(a) the Tenant (or any undertenant or permitted occupier) has made application for consent or approval under the Underlease for alterations underletting or any other matter requiring the Landlord’s consent or approval under the Underlease or the parties have agreed terms for variation of the Underlease (“the Arrangements”); and

(i) the documentation recording the Arrangements has not been completed; and either

(ii) the Arrangements are contemplated for the purpose of rectifying regularising or authorising a subsisting or prior breach of the Tenant’s obligations under the underlease; or

(iii) (in any other case) the Tenant has not withdrawn the application or (as the case may be) its agreement to the proposed variation

(b) there are subsisting arrears of rent or any other sums due under the underlease

3.18.4 The parties agree that:

(a) any consent given by the Landlord to an application for consent to an assignment may be given subject to a condition that any or all of the conditions Precedent referred to in Clause 3.18.5 which are capable of applying to the assignment are complied with

(b) the Landlord is entitled to withhold consent for an assignment where circumstances other than those referred to in Clause 3.18.3 apply if it would be reasonable to withhold consent in those circumstances or to grant consent subject to conditions other than those referred to in Clause 3.18.5 where to impose such conditions would be reasonable

3.18.5 The Conditions Precedent are the following:

(a) (in the case of any assignment to the partners in a partnership which has more than four partners) that all the partners who do not comprise the assignee covenant jointly and severally by deed to observe and perform the obligations as Tenant under the Underlease (together with any other obligations which the Landlord lawfully imposes as a condition of giving consent to the assignment) in substantially the form set out in Clause 6 or in such other form as the Landlord may reasonably require

(b) that the Tenant (or any former tenant as defined by Section 16(6) of the 1995 Act) enters into an Authorised Guarantee Agreement guaranteeing the performance by the assignee of its obligations as tenant under the Underlease (together with any other obligations which the Landlord lawfully imposes as a condition of giving consent to the assignment) in substantially the form set out in Clause 6 or in such other form as the Landlord may reasonably require provided that it complies with the requirements set out in Section 16 of the 1995 Act

(c) that any bank guarantee rent deposit guarantee or other security arrangements which the Landlord has lawfully required as a condition of giving consent to the assignment are completed and documented

(d) (where the assignee is a company incorporated outside the United Kingdom) the assignee covenants with the Landlord to maintain its registration at Companies House in accordance with Schedule 21A or Section 691 of the Companies Act 1985 and (in addition to that covenant) irrevocably appoints an agent in the United Kingdom to accept service on its behalf of any notice or proceedings served or issued arising out of or in connection with the provisions of this Underlease and undertakes with the Landlord to appoint another agent in its place if for any reason the agent previously appointed ceases to be able or willing to act or is no longer in the United Kingdom

3.18.6 if the Tenant wishes to assign the Premises, he must, by written notice to the Landlord, offer to surrender this Lease on the next quarter day after the date of such notice or if that is within 28 days of the notice then on the next quarter day but one—without any consideration, and the Landlord may within 20 working days of the service of that notice accept the offer. The acceptance must be in writing and is without prejudice to any rights or remedies that may have accrued by the date of the Landlord’s acceptance. If the offer is not accepted by the Landlord or on the Landlord’s behalf within that period of 20 working days it is to be deemed to have been rejected. The contract resulting from acceptance of the offer to surrender must, without prejudice to any rights and remedies of the parties in respect of any breach of covenant existing at the date of completion, be completed on the quarter day specified in the Tenant’s Notice or on such other day as the parties shall agree . The surrender, at the Landlord’s election, must be effected either by delivery by the Tenant to the Landlord of a deed of surrender, or by operation of law.

3.18.7 Subject to the foregoing provisions of this Clause 3.18 not to assign the Premises (including any interest deriving out of this Underlease however remote) without the consent of the Landlord such consent not to be unreasonably withheld

3.19 Underletting

Not to underlet the whole or any part of the Premises

3.20 Charging

Not to charge the Premises or any part of the Premises (including any interest in the Premises deriving out of this Underlease however remote)

3.20 Notification of dealings

3.20.1 Within one month of any assignment or any other disposition or devolution affecting the Premises to give written notice to the Landlord or its solicitors to produce a certified copy of any relevant document for registration by the Landlord and to pay a reasonable fee (being not less than Thirty Pounds plus VAT) for the registration of each assignment underletting or other instrument registered

3.20.2 To supply to the Landlord or its surveyors within one month of any request full details of all interests deriving out of the Term including in relation to each interest all information of the type referred to in Section 40(1)(a) and (b) of the 1954 Act

3.21 Notice of Reletting and Sale

3.21.1 To permit the Landlord at any time during the last six months of the Term to enter the Premises to fix and retain upon any suitable part of the Premises a notice for reletting and during that period to permit persons with the authority of the Landlord or its agents to view the Premises at reasonable times

3.21.2 To permit the Landlord at any time during the Term to enter the Premises to fix and retain on any suitable part of the premises a notice for sale or other disposition of any interest superior to the Underlease and to permit at reasonable times and upon reasonable prior notice agents or prospective purchasers of any interest superior to this Underlease to view the Premises provided they are authorised by the Landlord or its agents

3.22 Insurance

3.22.1 Not to do or omit anything which could cause any insurance relating to the Premises or any adjoining or neighbouring premises belonging to the Landlord or any Superior Landlord to become void or voidable or (unless the Tenant has previously notified the Landlord and the Insurers and has agreed to pay the increased premium) anything which could increase the rate of premium payable for such insurance and to repay to the Landlord any increased or additional premium which may be required for effecting or keeping up such insurance

3.22.2 To give written notice to the Landlord immediately of any circumstances or events which might affect any insurance relating to the Premises or affect the decision of any insurer to grant or continue the insurance which the Landlord covenants to effect

3.22.3 If the Premises or any part are destroyed or damaged to give notice to the Landlord as soon as such destruction or damage comes to the notice of the Tenant

3.22.4 If the Premises or any adjoining or neighbouring premises or any part thereof respectively are destroyed or damaged by any of the risks against which the Landlord has insured and the insurance money is wholly or partly irrecoverable by reason solely or in part of any act neglect or default of the Tenant to pay to the Landlord the whole or (as the case may require) a fair proportion of the cost (including professional and other fees) of rebuilding and reinstatement

3.22.5 To insure at all times during the Term with an insurance company of good repute the third party liability of the Tenant in relation to the Premises to pay all premiums promptly after they become due and whenever reasonably required by the Landlord to produce particulars of the insurance and evidence of payment of the premium

3.23 Fire Precautions

3.23.1	To comply with the requirements and recommendations of the fire authority the insurers of the Premises and the Landlord in relation to fire precautions affecting the Premises

3.23.2	To keep the Premises supplied and equipped with such fire alarm smoke detection fire fighting and extinguishing appliances and equipment as are required by any statute the fire authority or the insurers of the Premises or as are reasonably required by the Landlord and such appliances are to be open to inspection and maintained to the reasonable satisfaction of the Landlord

3.23.3	Not to obstruct the access to or means of working of any fire alarm smoke detection fire fighting and extinguishing appliances and equipment or the means of escape from the Premises in case of fire or other emergency

3.24 Not to cause nuisance

Not to do at the Premises anything which may be or become a nuisance annoyance damage or disturbance to the Landlord its tenants or the owners or occupiers of any adjoining or neighbouring premises

3.25 Not to overload

Not to overload the structure of the Premises and in particular:

3.25.1 not to place any excessive load on the floors of the Premises and

3.25.2 not to suspend any excessive weight from any of the floor beams joists roof members or other load bearing parts of the Premises

3.26 Not to obstruct

3.26.1 Not to obstruct any road footpaths forecourts or parking areas serving or abutting the Premises

3.26.2 Not to discharge into the sewers drains or watercourses serving the Premises any noxious or deleterious effluent or other substance which may block or damage them or cause pollution

3.27 Parking

3.27.1 To use the Parking Area only for the parking of private cars and not to do anything in or about the Parking Area or the approaches to it which could be a nuisance annoyance or disturbance or cause damage or inconvenience to any tenant owner or occupier of any adjoining or neighbouring premises

3.27.2 Not to park any vehicle in any part of the Building other than the Parking Area

3.27.3 To make good any damage to the Parking Area or to the approaches to it by accidental impact or any other cause arising from the act neglect or default of the Tenant

3.27.4 Not to do any of the following things to any vehicle in the Parking Area :

(a) works of repair or maintenance

(b) Refuelling

3.27.5 The Landlord shall not be liable to the Tenant or any other person

(a) for any loss of or damage to or theft from any vehicle using the Parking Area nor for any damage or injury suffered by any driver or passenger or by any principal servant agent licensee or visitor of the Tenant

(b) for any difficulty or interruption in obtaining access to the Parking Area by reason of works of repair maintenance or renewal to the Parking Area the access to the Parking Area or any Conduits lying under it or them or for any other reason beyond the reasonable control of the Landlord

(c) if anyone other than the Tenant or the Tenant’s visitors uses or occupies the Parking Area without the authority of the Landlord

3.27.6 The right to use the Parking Area in accordance with the provisions of this Clause 3.28 is personal to the Tenant for the time being and is not capable of being assigned or transferred except to a permitted assignee or undertenant upon a permitted assignment or underletting

3.28 Defective Premises

3.28.1 To give notice immediately to the Landlord of any defect in the Premises which might give rise to a liability or duty on the Landlord under this Lease the Defective Premises Act, 1972 or otherwise and immediately to take such steps as are reasonably required to minimise any consequential disrepair and to prevent loss damage or injury to persons or to property

3.28.2 To display all notices or warnings of relevant defects (within the meaning of Section 4 of the Defective Premises Act 1972 which the Landlord may reasonably require

3.29 VAT

3.29.1 Where VAT is chargeable on Rent or any other supply (as defined in the VAT legislation) made by the Landlord to the Tenant (and whether pursuant to an election made by the Landlord or not) that supply is exclusive of VAT and the Tenant is to pay VAT in addition to the amount of the supply

3.29.2 Where the Tenant is to reimburse the Landlord (or any other party) any expenses incurred and the reimbursement is not a supply to the Tenant for the purposes of VAT to pay an amount equal to any VAT charged to the extent that the landlord is unable to recover that VAT as an input

For the avoidance of doubt the Landlord is under no duty to make or not to make any election or exercise or not exercise any right conferred on it by the statutes relating to VAT so as to reduce or avoid any liability to VAT referred to above

3.30 Rateable Occupation

To make good any loss of rating relief applicable to empty premises which is suffered by the Landlord by reason of such relief being allowed in respect of any period prior to the end of the Term or during which the Tenant is in possession of the Premises

3.31 Indemnity

During the Term and any subsequent period during which the Tenant may remain in possession of the Premises to be responsible for and to indemnify the Landlord other than as covered by the Insured Risks against all losses claims demands actions proceedings liabilities costs charges and expenses resulting directly or indirectly from:

3.31.1 any act neglect or default of the Tenant other than is covered by any of the Insured Risks

3.31.2 any breach by the Tenant of the provisions of this Underlease

3.31.3 any obligation to abate a nuisance or to remedy any other matter in connection with the Premises in obedience to a notice served by a local or public authority

3.32 Covenants on the Title

To comply with all restrictive and other covenants and provisions affecting or benefiting the Premises including for the avoidance of doubt (but without prejudice to the generality of the foregoing) the obligations of the Landlord or occupier of the Premises referred to in the documents referred to in Part 2 of the Schedule 2

3.33 Underlease

3.33.1 To observe the covenants on the part of the Lessee and the conditions contained in any Superior Lease so far as they relate to the Premises except :-

(a) those that involve making payments to a Superior Landlord (unless the same is by way of obligation to the Landlord under this Lease)

(b) those specifically assumed by the Landlord under this Underlease (unless the Tenant is obliged to comply with them)

3.33.2 Not to omit or allow anything which might cause the Landlord to be in breach of any Superior Lease or which if done omitted or allowed by the Landlord might be a breach of the covenants on the part of the lessee or the conditions contained in any Superior Lease

3.33.3 To pay as rent to the Landlord on demand sums equal to a Due Proportion of

(a) the service charge

(b) the business rate of the Building

3.33.4 To permit the Landlord upon reasonable notice (except in emergency) to enter the Premises for any purpose that in the opinion of the Landlord is necessary to enable it to comply with the covenants on the part of the lessee and the conditions contained in any Superior Lease

3.33.5 To permit any Superior Landlord and all persons authorised by any Superior Landlord to enter the Premises for the purposes specified and upon the terms contained in any Superior Lease as if the provisions in those documents dealing with the Lessor’s access to the Premises were incorporated into this Underlease

3.33.6 To pay to the Landlord on a full indemnity basis all costs and other expenses properly incurred by the Landlord in enforcing the covenants on the part of any Superior Landlord in accordance with any provision requiring the Landlord to do so

3.33.7 Where the Tenant makes an application under this Underlease for consent and the consent of any Superior Landlord is also required under a Superior Lease to pay on a full indemnity basis :-

(a) all costs and other expenses properly incurred by the Landlord in relation to that application whether that application is granted refused offered subject to any qualification or withdrawn including professional advice obtained by the Landlord in relation to that application

(b) the costs and other expenses of any Superior Landlord in relation to that application

4. LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows (but so that its liability for such covenants shall determine upon a release in writing after it has parted with its interest expectant on the determination of the Term hereby created which said release the Tenant hereby covenants not to unreasonably withhold or delay):

4.1 Quiet Enjoyment

(Subject to the Tenant paying the Rent and other sums due and complying with its obligations under this Underlease) to permit the Tenant to hold the Premises peaceably for the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it

4.2 Insurance

Subject to the Tenant reimbursing to the Landlord a Due Proportion thereof to pay to the Superior Landlord the premiums for insuring the Building and to use its best endeavours to ensure that the Superior Landlord insures (unless the insurance is vitiated by any act neglect or default of the Tenant)

4.2.1 the Building (including any authorised additions and alterations) and all Landlord’s fixtures and fittings of an insurable nature (other than trade or tenant’s fixtures and fittings) against the Insured Risks in a sum determined by the Landlord as being the full reinstatement cost including architects surveyors and other fees the cost of debris removal demolition shoring site clearance any works that may be required by statute and incidental expenses and having regard to any possible delay in the commencement and carrying out of such reinstatement

4.2.2 loss of Annual Rent for three years (or such longer period as the Landlord deems appropriate) including (in the Landlord’s absolute discretion) provision for increase in the Annual Rent having regard to any potential increase by virtue of the provisions for review of the Annual Rent during or after the Term

4.2.3 The Landlord’s obligation to insure is subject

(a) in relation to any particular risk to insurance for that risk being ordinarily available with a reputable insurer for property such as the Building

(b) to such excesses exclusions or limitation as the Landlord’s insurers may require or the Landlord agrees

If the Landlord for the time being insuring the Building is an insurance company or a member of a Group which includes an insurance company it is entitled to effect or maintain in its own office or in the office of any insurance company which is a Group Company any insurance it is required to effect under this Underlease and shall do so at rates reasonably comparable to those generally available on the London insurance market and for the purpose of any covenant by the Tenant to pay or contribute towards the cost of such insurance the premiums charged by the Landlord or the Group Company are deemed to have been paid by the Landlord on the first day of the period of insurance to which the relevant premium relates

4.3 Reinstatement

If and whenever the Building or any part is damaged or destroyed by any of the risks against which the Landlord is obliged to insure or procure insurance of or for which the Building has been insured to procure that all insurance moneys received (other than in respect of loss of Annual Rent and third party liability) are applied towards reinstating so far as practicable the Building ( but subject to the Tenant’s compliance with the provisions of Clause 3.23) PROVIDED that if any national local public or other authority lawfully refuses permission or otherwise lawfully prevents reinstatement the insurance monies (so far as un-applied) shall be retained by the Landlord

4.4. Underlease Provisions

4.4.1 To pay the rents reserved by the Superior Lease (here meaning the said Lease dated 20 March 1997) and comply with the terms of it unless the Tenant is obliged to comply with them by virtue of this Underlease

4.4.2 On the request of the Tenant to use reasonable endeavours to enforce the covenants on the part of any Superior Landlord contained in any Superior Lease subject to the Tenant indemnifying the Landlord in respect of the costs thereof and supplying sufficient security for such costs

4.5 Services

4.5.1 To provide the Services during the Term

4.5.2 To provide the Tenant with copy receipted invoices and such other evidence as is reasonable to establish the basis upon which any payment due under clause 2.3.5 arises

5. PROVISOS AND AGREEMENTS

The Parties agree that :

5.1 Re-entry

5.1.1 If and whenever during the Term any event referred to in Clause 5.1.2 occurs the Landlord may enter the Premises (or any part of it) at any time thereafter even if a previous right of re-entry has been waived and upon that entry the Term will end (but without prejudice to any right of action which has accrued to the Landlord for breach of any of the provisions of this Underlease including the breach under which the re-entry is made)

5.1.2 The events entitling the Landlord to re-enter under Clause 5.1.1 are any of the following:

(a) the annual Rent or any other Rent is unpaid in part or in whole for twenty-one days after becoming due (whether formally demanded or not) or

(b) the Tenant at any time fails or neglects to perform any of its obligations in this Underlease or in any document supplemental to this Underlease or

(c) the Tenant or any Guarantor (being a Company) has a receiver manager administrative receiver or provisional liquidator appointed has a petition presented for its winding up by the Court or resolves to go into liquidation (except a voluntary liquidation of a solvent company for the purposes of reconstruction) or has a petition presented for an Administration Order or

(d) the Tenant or any Guarantor (being an individual or individuals) becomes bankrupt or

(e) the Tenant makes or proposes an arrangement or composition with its creditors or suffers any distress or execution to be levied on its goods

5.2 Suspension of Rent and Termination

5.2.1 If the Premises or any part or the means of access to them are damaged or destroyed by any of the risks insured against by the Landlord so as to be unfit for occupation or use and the insurance is not vitiated or payment of the insurance moneys properly refused wholly or in part through any act neglect or default of the Tenant the Annual Rent or a fair proportion according to the nature and extent of the damage sustained will cease to be payable for a period of three years from the date of the damage or destruction (or such longer period for which the Landlord has effected loss of rent insurance) or until the Premises are again fit for occupation or use by the Tenant whichever is the shorter period.

5.2.2 If the Premises or any part or the means of access to them are damaged or destroyed by any of the risks insured against by the Landlord so as to be unfit for occupation or use and the insurance is not vitiated or payment of the insurance moneys properly refused wholly or in part through any act neglect or default of the Tenant and the Premises are not fit for occupation or use within three years from the date of the damage or destruction either party may thereafter determine this Underlease by immediate notice to the other

5.3 Occupiers Liability

The Landlord shall not be responsible over and above its liability under the Occupiers Liability Acts 1957 and 1984 to the Tenant any undertenant or any person in the Premises with its or their consent (express or implied) for any accident happening or injury suffered or damage to or loss of any chattel or property sustained there.

5.4 Notices

5.4.1 Any notice under this Underlease shall be in writing

5.4.2 Any notice to the Tenant (if a corporation) may be served by leaving it addressed to the Tenant on the Premises or sending it by registered or recorded delivery post to or leaving it at its registered or principal office in the United Kingdom

5.4.3 Any notice to the Tenant (if an individual or individuals) may be served by leaving it addressed to the Tenant on the Premises or by sending it by registered or recorded delivery post to or leaving it addressed to the Tenant at his or their last known address in the United Kingdom

5.4.4 Any notice sent by registered or recorded delivery post is deemed to have been duly served on the third day after the day of posting whenever and whether or not it was received

5.4.5 In proving service it will be sufficient to prove that the envelope containing the notice was duly addressed in accordance with this Clause 5.4 and left at or posted to the place to which it was so addressed

5.4.6 If the party to which the notice is addressed is more than one person notice given to any one person is notice to all and the tenant shall not use the rent reserved by the underlease for the purposes of negotiating a rent review or determining the open market rent (as defined in the lease) pursuant to Clauses 2.3 and 7 of the lease.

5.5 Representations

The Tenant acknowledges that it has not entered into this Underlease in reliance wholly or partly on any representation or warranty made by or on behalf of the Landlord and the Landlord gives no title guarantee

5.6 Jurisdiction and proceedings

5.6.1 This Underlease is governed by and is to be construed in all respects in accordance with the laws of England and Wales

5.6.2 Each of the parties submits to the non-exclusive jurisdiction of the Courts of England and Wales

5.6.3 The parties agree that any proceedings relating to this Underlease are to be brought in the Courts of England and Wales and that any order of the Courts of England and Wales arising out of such proceedings is to be recognised and may be enforced in any court of foreign jurisdiction in the country or state in which any of the parties may be domiciled or resident or in which they hold assets

5.6.4 The Tenant and any guarantor of the Tenant waive any claim to immunity from proceedings or enforcement against any of its or their assets wherever they may be situated.

5.7 Interpretation

In this Underlease where the context allows:

5.7.1 The expressions “the Landlord” and “the Superior Landlord” respectively includes the person or persons for the time being entitled to the respective reversions immediately expectant upon the determination of the Term and the Superior Lease

5.7.2 “the Tenant” includes the person or persons in whom the Term is from to time vested whether by assignment devolution in law or otherwise

5.7.3 where there are two or more persons included in the expression “the Landlord” “the Tenant” or “the Guarantor” for the time being such terms include the plural number and

(a) obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons jointly and severally

(b) references to such party are to all such persons collectively and to each such person severally

5.7.4 words importing one gender include all other genders and words importing the singular include the plural and vice versa

5.7.5 the expression “the Term” means the Term granted by this Underlease and includes any period of holding over or extensions or continuance whether by statute or common law

5.7.6 references to the last year of the Term include the last year of the Term if it determines otherwise than by effluxion of time and to the end of the Term include any sooner determination of the Term

5.7.7. references to any right of the Landlord to have access to the Premises are to be construed as extending to any Superior Landlord and to all persons authorised by the Landlord or any Superior Landlord (including agents professional advisers contractors workmen and others)

5.7.8 any covenant by the Tenant not to do an act or thing shall include an obligation not to permit or suffer such act or thing to be done and to use its best endeavours to prevent such act or thing being done by a third party

5.7.9 references to the act neglect or default of the Tenant include the act neglect or default of any under-tenant or occupier of the Premises or any person in the Premises with its or their consent (express or implied)

5.7.10 references to this Underlease include any document supplemental or collateral to it or entered into pursuant to its terms

5.7.11 any reference to a specific statute includes any statutory extensions amendment modification consolidation or re-enactment of that statute and any statutory instruments regulations rules orders or directions made thereunder and any general reference to statute or statutes includes any statutory instruments regulations rules orders or directions made thereunder and any directives or other legislation of the European Union that is directly applicable to the United Kingdom

5.7.12 the table of contents and clause headings do not form part of this Underlease and are not to be taken into account in its construction or interpretation

5.7.13 whenever the consent or approval of the Landlord is required or requested under this Underlease this shall be construed as also requiring the consent or approval of any Superior Landlord where this is required under any superior lease except that nothing in this Underlease is to be construed as implying that any obligation is imposed upon any Superior Landlord not unreasonably to refuse such consent

5.7.14 Any indemnity or agreement for payment or reimbursement on the part of the Tenant in favour of the Landlord shall be deemed to incorporate an indemnity and for payment or reimbursement in favour of any Superior Landlord

5.7.15 Any and all rights reserved to or exercisable by the Landlord or the Superior Landlord or persons authorised by either of them or any right exercisable by the Tenant in common with the Landlord or the Superior Landlord is to be construed as including where appropriate reference to the exercise of the right by any Superior Landlord and all persons authorised by them in common with all other persons having a like right and in every case shall extend to include their respective surveyors servants contractors agents licensees and work people with or without plant appliances and materials

5.7.16 The expression “the Underlease” shall include (unless the contrary is expressly stated) any document supplemental to or collateral with this document or entered into in accordance with this document

5.8 1995 Act

5.8.1 The provisions of this Underlease are to be construed so as not to impose upon the Landlord the Tenant or any Guarantor any liability or restriction which is more onerous than that permitted by the 1995 Act and if any provision is held to be void or unenforceable in whole or in part that provision to that extent is to be deemed not to form part of this Underlease but the validity and enforceability of the remainder of that provision or of the Underlease is not be affected

5.8.2 For the purpose of the 1995 Act all the provisions of this Underlease are to be construed independently so that if any individual provision is void or unenforceable it does not render void or unenforceable any of the other provisions of the Underlease

5.9 Supplemental Agreements

5.9.1 Where under the provisions of this Underlease the Landlord gives consent or licence or enters into any collateral or supplemental agreement with the Tenant (“a Supplemental Agreement”) the parties acknowledge that in so far as the Supplemental Agreement does not constitute a relevant variation for the purposes of Section 18 of the 1995 Act the Tenant must procure that any party who is a guarantor of the Tenant’s obligations under the Underlease and is a Connected Party (as defined in Clause 5.9.2) joins in the Supplemental Agreement and that where the Supplemental Agreement is a relevant variation for the purposes of Section 18 the Landlord may require that party to enter into the Supplemental Agreement as a condition of agreeing to it

5.9.2 A Connected Party is a party who (in the case of Tenant which is a company) is a director shareholder or fellow Group Company of the Tenant or (in the case of a Tenant which comprises individuals carrying on business in partnership) a partner in that partnership

5.10 Determination

5.10 If the Tenant wishes to determine this Lease on 3 September 2005 shall give to the Landlord not less than six months notice in writing and on the giving of such notice pay to the Landlord £11,500 exclusive of VAT and shall up to the time of any determination pay the rent reserved by clause 2.3.1 of this Lease then upon the expiry of such notice the Term shall immediately cease and determine but without prejudice to the respective rights of either party in respect of any antecedent claims or breach of covenant and the Landlord shall on the date of expiry of the notice immediately repay to the Tenant any sums paid pursuant to the terms of the Lease in respect of periods falling after such date

5.11 Court Order

This Underlease is granted pursuant to an Order of the Slough County Court dated 24 November 2003 excluding the provisions of Sections 24 to 28 (inclusive) of the 1954 Act as amended by Section 5 of the Law of Property Act 1969 and the same are hereby excluded

5.12 Exclusive Rights to Compensation

Except where any statutory provision prohibits the Tenant’s right to compensation being reduced or excluded by agreement the Tenant shall not be entitled to claim from the Landlord on quitting the Premises any compensation under the 1954 Act

5.13 Naming Rights

The Tenant shall at all times during the Term not change the name of the Premises or the Building subject to obtaining the Landlord’s prior written approval of any proposed name of the Premises (the grant or withholding of such approval not to be unreasonably withheld or delayed)

6. GUARANTEE COVENANT

The Guarantor at the request of the Tenant covenants with the Landlord as primary obligor that

6.1 Guarantee

6.1.1 The Tenant will at all times during the Term (and during any period following the end of the Term when the Tenant is in occupation or possession of the Premises) pay the annual Rent and other sums payable under this Underlease and will duly perform all its obligations on this Underlease whether after or before any disclaimer by a liquidator or trustee in bankruptcy

6.1.2 The Guarantor will at all times on demand pay and make good to the Landlord on demand all losses claims demands actions proceedings liabilities costs charges and expenses suffered by the Landlord by the non-payment of the annual Rent or other sums or any part or by any breach of any of the provisions of this Underlease by the Tenant

6.2 Disclaimer and Forfeiture

In addition to the obligations in Clause 6.1 if this Underlease is disclaimed or the Term ends by forfeiture under Clause 5.1:

6.2.1 the Guarantor (or such one or more of the Guarantors as the Landlord requires) will if so required by the Landlord within a period of three months following the disclaimer or forfeiture take from the Landlord a lease of the Premises (prepared and completed at the expense of the Guarantor) for a term commencing on and taking effect from the date of disclaimer or forfeiture equal to the residue of the Term remaining unexpired at the date of the declaimer or forfeiture reserving the same Rent and containing the same Landlord’s and Tenant’s covenants and the same provisos and conditions including the proviso for re-entry as those contained in this Underlease (subject to Clause 6.2.2)

6.2.2 if the Landlord does not require the Guarantor to take a lease in accordance with Clause 6.2.1 the Guarantor will pay to the Landlord on demand an amount equal to the Annual Rent and other sums of a recurring nature which would have been payable under this Underlease had it not been disclaimed or forfeit for the period commencing with the date of disclaimer or forfeiture and ending on the date six months after the date of disclaimer or forfeiture or (if earlier) the date on which the Premises are re-let

6.3 Supplemental Agreements

6.3.1 The Landlord and the Tenant are at liberty to review the Annual Rent without reference to the Guarantor and the obligations of the Guarantor apply to the Annual Rent as reviewed from time to time as much as to the Annual Rent payable at the commencement of the Term.

6.3.2 Without prejudice to Clause 6.3.1 the Guarantor will if so requested by the Landlord sign any memorandum recording the amount of Annual Rent agreed or determined which is prepared following any review of rent under this Underlease.

6.3.3 The Guarantor acknowledges that in the case of any Supplemental Agreement entered into between the Landlord and the Tenant (whether or not this constitutes a relevant variation for the purposes of Section 18 of the 1995 Act) where the Guarantor is a Connected Party the Landlord may require the Guarantor to be joined as party and the Guarantor agrees to enter into that documentation recording those arrangements in such form as the Landlord may properly require

6.4 No Release of liability

The obligations of the Guarantor will continue to apply and will not be affected or released in whole or in part even if:

6.4.1 the Landlord grants any time or indulgence to the Tenant or fails to enforce payment of the Rent or other sums due under this Underlease or to enforce performance of the provisions of this Underlease

6.4.2 any of the terms of this Underlease or the rights of the Landlord against the Tenant are varied waived released or modified without the consent of the Guarantor

6.4.3 the liability of the Tenant or any other guarantor or other person is compounded discharged released waived or modified

6.4.4 the Tenant (if an individual) dies or (if a company) is dissolved

6.4.5 the Landlord refuses to accept Rent from the Tenant following a breach of covenant by the Tenant

6.4.6 part of the Premises is surrendered except that the Guarantor will have no liability in relation to the surrendered part (except in so far as the Tenant has such liability) for any period following the date of surrender

6.5 Landlords prior claim

The Guarantor acknowledges that:

6.5.1 it waives any right it may have of first requiring the Landlord to proceed against or claim payment from the Tenant or any other person and subordinates any claim which it may have against the Tenant or any other person (whether now or in the future and whether in relation to payments made under this Clause 6 or otherwise) to any claims by the Landlord under this Underlease

6.5.2 it is not entitled to participate in any security held by the Landlord relating to the Tenant’s obligations to the Landlord under this Underlease or to stand in the place of the Landlord in relation to any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Underlease have been performed or discharged

6.5.3 its obligations to the Landlord as primary obligor are not affected by any legal limitation immunity disability incapacity or other circumstances relating to the Tenant (whether or not known to the Landlord) and this guarantee is not discharged nor the Guarantor’s liability affected by the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant

7. 7.1 Whenever the Rent payable under the Superior Lease is reviewed the Landlord shall keep the Tenant advised as to the negotiations in respect thereof and shall deal with the matter in accordance with the Superior Lease and shall not agree the reviewed rent without first obtaining the consent in writing of the Tenant to the amount of such reviewed rent which consent shall not be unreasonably withheld or delayed and when such rent is agreed the same shall be evidenced by the Landlord sending to the Tenant a copy of the Rent Review Memorandum whereupon the Tenant shall pay the rent together with the increase provided for by clause 2.3.1(b0 from the date of the Rent Review.

8. A person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act

THIS UNDERLEASE has been executed as a Deed and is deemed to be delivered on the day on which it has been dated

SCHEDULE 1

PART 1

(The parts included in the Premises hereby demised)

1.	The paint paper and other decorative finishes applied to the interior of the external walls and columns of the Building but not any other part of the external walls and columns

2.	The floor finishes but nothing below them

3.	The ceiling finishes and any suspended ceilings but nothing above the ceiling finishes

4.	Any non-load-bearing internal walls wholly within the Premises

5.	The inner half of the internal non-load-bearing walls dividing the Premises from other parts of the Building

6.	The doors and windows and the door and window frames

7.	All additions and improvements

8.	All fittings installed by any Landlord

9.	All fixtures (whether or not fixed to the Premises at the commencement of the Term) except any installed by the Tenant that can be removed without defacing the Premises

10.	Any conducting media wholly in the Premises that exclusively serve the Premises but for the avoidance of doubt the Premises do not include the foundations or any external structural or loadbearing walls columns beams and supports or any tenant’s and trade fixtures and fittings

PART 2

(The Rights included in this demise)

1.	The right to use the Common Parts for all proper purposes in connection with the use and enjoyment of the Property including (for example) to pass to and from the Premises and the Parking Area from and to the public highway

2.	The right to use the toilet facilities situated on the ground floor of the Building or such other toilet facilities that are designated from time to time in writing by the Landlord

3.	The Right subject to temporary interruption for repair alteration or replacement to the transmission of Utilities to and where appropriate from the Premises through the conduits now in the Building and on any adjoining premises that serve the Premises.

4.	The Right of support and protection for the Premises that is now enjoyed from the Building.

5.	The Right in emergency to pass through any parts of the remainder of the Building or any adjoining property that has been designated as an emergency exit or fire escape from time to time in accordance with any regulation or requirement of the fire officer or other Competent Authority.

6.	The Right:

(a)	to use such twelve (12) parking spaces in the Parking Area as the Landlord may from time to time designate and

(b)	for visitors only on a temporary basis to use available visitors parking as designated by the Landlord from time to time for the parking of one (1) private motor car in each space together with all necessary rights of access to and from the car parking spaces from and to the Premises and the public highway.

7.	The Right to display on a notice board provided by the Landlord in the entrance hall of the Building the Tenant’s name and any other details approved by the Landlord in a form and manner approved by the Landlord and consistent with existing signage.

8.	The Right on prior appointment with a representative of the Landlord (except in an emergency) such request for an appointment not to be unreasonably withheld or delayed to access the comms room shown edged blue on Plan 1 for the purpose of inspection repair maintenance and renewal of the equipment therein

GRAPHIC OF PREMISES

SCHEDULE 2

PART 1

Rights Reserved to the Landlord

EXCEPTING AND RESERVING to the Landlord and the persons deriving title under it:

1.	The free passage of water soil gas electricity telecommunications and other services from and through the Conduits constructed for such purpose now or at any time running through or under the Premises

2.	The right at all reasonable times to enter the Premises for the purposes set out in paragraph 2.1 subject to the conditions set out in paragraph 2.2

2.1 The right of entry is for the purpose of:

2.1.1	inspecting cleansing decorating repairing building or altering any adjoining or neighbouring premises or constructing any new building or structure on any adjoining or neighbouring premises

2.1.2	inspecting laying connecting cleansing repairing altering or improving any Conduits in the Premises or any adjoining or neighbouring premises

2.2 The Landlord or other person entering is to give reasonable previous notice (except in emergency) exercise such rights in a reasonable manner do as little damage as reasonably practicable and make good all damage to the Premises with all reasonable speed

3.	The right at any time to build on rebuild or alter any adjoining or neighbouring premises according to such plans (whether as to height extent or otherwise) and in such manner as the Landlord decides even though this may interfere with the access of light or air to the Premises

4.	The right to use any adjoining or neighbouring premises for any purpose whatsoever and without imposing upon any adjoining or neighbouring premises any restrictions or conditions similar to those imposed upon the Tenant

5.	All rights of light air support protection and shelter and all other easements and rights now or after the date of this Underlease belonging to or enjoyed by any adjoining or neighbouring premises.

6.	The Right to erect scaffolding for any purpose on the outside of the Building.

The Right in an emergency to pass through the Premises in accordance with any regulation or requirement of any competent authority.

8.	The Right of support and protection from time to time enjoyed by other parts of the Building

PART 2

Matters subject to which this Underlease is granted

1.	Deed relating to the construction of a footbridge path and sign adjacent to the Premises between the Borough Council of the Royal Borough of Windsor and Maidenhead (“the Council”) and the Developer (as therein referred to) dated 17th March 1997

2.	Licence Agreement relating to the cultivation and landscaping of land adjacent to the premises between the Council and the said Developer dated 10th. February 1997

3.	Lease of sub station at the Premises between the said Developer and Southern Electric plc dated 22nd November 1996

Matters referred to in the Property and Charges Register of Title Number BK 104603

4.	All matters set out or referred to in the Landlords Title Number BK 343470

IN WITNESS whereof the parties have executed this deed which is deemed to be delivered on the date first shown above

Signed as a Deed by SYNPLICITY LIMITED acting by a director and its secretary or two directors

x /s/ Doug Miller	x
Director

x /s/ Bernie Aronson	x
Secretary (or other Director)

Signed as a Deed on behalf of FUJITSU MICROELECTRONICS EUROPE GmbH a company incorporated in Germany by      Yutaka Suzuki

and      Axel Tripkewitz

being persons who in accordance with the laws of that territory are acting under the authority of the company

Authorised Signatory

x /s/ Yutaka Suzuki	x

Authorised Signatory

x /s/ Axel Tripkewitz	x